Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	Oct. 28, 2008
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

News
Release

Exhibit 99.2

Entergy Reports Third Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported third quarter 2008 as-reported earnings of $470.3 million, or $2.41 per share, and operational earnings of $487.3 million, or $2.50 per share, compared with as-reported and operational earnings of $461.2 million, or $2.30 per share, for third quarter 2007.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	2.41	2.30	0.11	5.33	4.63	0.70
Less Special Items	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Operational Earnings	2.50	2.30	0.20	5.51	4.63	0.88

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2008

    Utility, Parent & Other earnings were moderately higher with lower income tax expense and operations and maintenance expense, largely offset by lower net revenue.
    Entergy Nuclear earnings increased as a result of higher power prices.
    Entergy's Non-Nuclear Wholesale Assets business reported lower earnings as a result of higher income tax expense.

"During the quarter we experienced both the worldwide collapse of the financial market and some of the most devastating storm activity (Gustav and Ike) to ever hit the Gulf Coast area. Through sound integrated scenario planning and preparation, the company was able to meet the operational and financial needs without sacrificing our commitments to our goals and objectives," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Through superior execution, our utility completed storm repairs in record time again and more importantly with the safest record, proving it is unmatched at storm restoration in the country. Through diligent risk management and financial planning, we preserved our long-standing solid liquidity position, without resorting to extreme financing measures."

Other Business Highlights

    Entergy was named for a third consecutive year to the exclusive Dow Jones Sustainability World Index, the only U.S. utility to be selected.
    GovernanceMetrics, an independent evaluator of corporate governance activities, assigned Entergy an overall global rating of 10.0 for best-in-class corporate governance.
    Entergy Gulf States Louisiana, L.L.C. and Entergy Louisiana, LLC received nearly $1 billion of storm financing proceeds.
    Entergy Nuclear received approval from the Nuclear Regulatory Commission for the renewal of the operating license for the James A. FitzPatrick plant, extending its license into 2034.

Entergy will host a teleconference to discuss this release at 10 a.m. CDT on Tuesday, Oct. 28, with access by telephone, 719-457-2080, confirmation code 3834525. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 3834525. The replay will also be available on Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In third quarter 2008, Utility, Parent & Other had earnings of $286.0 million, or $1.47 per share, on an as-reported basis and earnings of $303.0 million, or $1.56 per share, on an operational basis, compared to $305.7 million, or $1.52 per share, in as-reported and operational earnings in third quarter 2007. Operational results for Utility, Parent & Other in third quarter 2008 reflect lower income tax expense and lower operation and maintenance expense, largely offset by lower net revenues. The lower income tax expense was due to the liquidation of a subsidiary which resulted in a tax loss on the company's investment. Lower operations and maintenance expense was the result of lower payroll-related costs and the absence of a provision recorded in 2007 related to storm-related bad debts at Entergy New Orleans, Inc. and Entergy Louisiana, LLC. Operations and maintenance expense diverted to storm restoration was offset by storm expense recorded at Entergy Arkansas, Inc. The decrease in net revenues reflects the effect of milder-than-normal weather which reduced both billed sales and unbilled sales during the period and reduced customer usage associated with hurricanes Gustav and Ike during the quarter.

Megawatt-hour sales in the residential sector in third quarter 2008, on a weather-adjusted basis, showed a 1.5 percent decrease compared to third quarter 2007. Commercial and governmental sales, after adjusting for weather, were relatively flat year over year. Industrial sales in the current quarter were essentially the same as one year ago.

The residential sales sector showed a decrease quarter to quarter as two major hurricanes affected Entergy's service territory within two weeks of one another. An increase in the number of customers served to partially offset the decrease in sales growth in the residential sector, as well as the commercial and governmental sectors. Sales in the industrial sector for third quarter 2008 were essentially unchanged compared to the same quarter of 2007. The effect of storm activity during the quarter, an overall sluggish economy nationally, and continued weakness in the refining segment's fundamentals weighed on the industrial sector where only chemicals and primary metals faired reasonably well due to continued export activities.

Entergy Nuclear

Entergy Nuclear earned $205.3 million, or $1.05 per share, on as-reported and operational bases in third quarter 2008, compared to $160.9 million, or 80 cents per share, for as-reported and operational earnings in third quarter 2007. Entergy Nuclear's earnings increased primarily as a result of higher power prices.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business had a loss of $21.0 million, or 11 cents per share, on both as-reported and operational bases in third quarter 2008 compared to a loss of $5.5 million, or 2 cents per share, on as-reported and operational bases in third quarter 2007. The increased loss reflects higher income tax expense in the current period resulting from a redemption of an investment at the non-nuclear wholesale business.

Outlook

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business-as-usual basis. Guidance for 2008 does not include a special item for expenses, a portion of which were incurred during the current quarter, anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below.

Business Separation

On November 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Progress achieved since the last quarter update includes:

    Key board and leadership positions at Enexus and EquaGen continued to be filled.
    A private letter ruling finding that the spin-off qualifies for tax-free treatment for federal income tax purposes for both Entergy and its shareholders was received from the Internal Revenue Service on Sept. 10.
    Regulatory proceedings continued to advance
        In Vermont, all scheduled procedural matters have been completed and a decision from the Vermont Public Service Board is pending.
        In New York, all scheduled procedural matters have been completed and the administrative law judges issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted.
        A second amendment to the Form 10 filing with the U.S. Securities and Exchange Commission was filed on Sept. 12.
    Syndication efforts were launched at the end of August for a $1 billion Enexus senior secured revolving credit facility, and Enexus obtained over $1 billion of commitment letters.
    Documentation for the offering of pre-spin exchangeable notes by Entergy is substantially complete and Enexus is positioned to launch an offering of its notes at the first opportunity.

The state regulatory decisions and financing are now the critical path. Entergy continues to target receiving regulatory decisions in the fourth quarter. However, due to unprecedented turmoil in the financial markets, it is uncertain whether or not financing fundamental to the spin-off transaction can be effected in the near-term. Entergy and Enexus stand ready to launch the financing when market conditions are favorable for such an issuance.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated Oct. 28, 2008, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31 and June 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b)the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this press release and in subsequent securities filings):(i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	1.47	1.52	(0.05)	2.56	2.54	0.02
Entergy Nuclear	1.05	0.80	0.25	2.90	1.96	0.94
Non-Nuclear Wholesale Assets	(0.11)	(0.02)	(0.09)	(0.13)	0.13	(0.26)
Consolidated As-Reported Earnings	2.41	2.30	0.11	5.33	4.63	0.70

Less Special Items
Utility, Parent & Other	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	-	(0.09)	(0.18)	-	(0.18)

Operational
Utility, Parent & Other	1.56	1.52	0.04	2.74	2.54	0.20
Entergy Nuclear	1.05	0.80	0.25	2.90	1.96	0.94
Non-Nuclear Wholesale Assets	(0.11)	(0.02)	(0.09)	(0.13)	0.13	(0.26)
Consolidated Operational Earnings	2.50	2.30	0.20	5.51	4.63	0.88

Entergy Corporation
Consolidated Income Statement
Three Months Ended Sept. 30
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$3,209,000	$2,646,546	21.3
Natural gas	41,981	30,154	39.2
Competitive businesses	712,903	612,387	16.4
Total	3,963,884	3,289,087	20.5
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,270,160	809,283	56.9
Purchased power	764,122	520,622	46.8
Nuclear refueling outage expenses	58,079	44,387	30.8
Other operation and maintenance	636,989	667,376	(4.6)
Decommissioning	47,515	43,597	9.0
Taxes other than income taxes	140,819	129,123	9.1
Depreciation and amortization	263,656	239,064	10.3
Other regulatory charges (credits) - net	30,452	25,303	20.3
Total	3,211,792	2,478,755	29.6
Operating Income	752,092	810,332	(7.2)
Other Income (Deductions):
Allowance for equity funds used during construction	10,411	9,367	11.1
Interest and dividend income	30,400	63,754	(52.3)
Equity in earnings of unconsolidated equity affiliates	1,459	1,432	1.9
Miscellaneous - net	5,200	(6,103)	(185.2)
Total	47,470	68,450	(30.7)
Interest and Other Charges:
Interest on long-term debt	128,746	133,165	(3.3)
Other interest - net	33,229	52,503	(36.7)
Allowance for borrowed funds used during construction	(5,939)	(5,260)	12.9
Preferred dividend requirements of subsidiaries and other	4,998	6,375	(21.6)
Total	161,034	186,783	(13.8)

Income Before Income Taxes	638,528	691,999	(7.7)
Income Taxes	168,239	230,840	(27.1)
Consolidated Net Income	$470,289	$461,159	2.0

Earnings Per Average Common Share
Basic	$2.47	$2.37	4.2
Diluted	$2.41	$2.30	4.8

Average Number of Common Shares Outstanding - Basic	190,379,009	194,864,359
Average Number of Common Shares Outstanding - Diluted	194,960,830	200,532,942

Entergy Corporation
Consolidated Income Statement
Nine Months Ended Sept. 30
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$7,779,450	$6,952,648	11.9
Natural gas	185,361	158,014	17.3
Competitive businesses	2,128,077	1,641,836	29.6
Total	10,092,888	8,752,498	15.3
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,537,498	2,192,296	15.7
Purchased power	2,132,967	1,565,861	36.2
Nuclear refueling outage expenses	165,177	131,977	25.2
Other operation and maintenance	1,958,566	1,871,424	4.7
Decommissioning	140,327	123,507	13.6
Taxes other than income taxes	375,332	368,153	2.0
Depreciation and amortization	756,617	710,127	6.5
Other regulatory charges (credits) - net	99,970	62,187	60.8
Total	8,166,454	7,025,532	16.2
Operating Income	1,926,434	1,726,966	11.6
Other Income (Deductions):
Allowance for equity funds used during construction	28,782	34,084	(15.6)
Interest and dividend income	108,080	174,811	(38.2)
Equity in earnings of unconsolidated equity affiliates	(2,042)	3,533	(157.8)
Miscellaneous - net	(2,439)	(17,881)	(86.4)
Total	132,381	194,547	(32.0)
Interest and Other Charges:
Interest on long-term debt	371,793	380,321	(2.2)
Other interest - net	93,795	118,270	(20.7)
Allowance for borrowed funds used during construction	(15,992)	(20,175)	(20.7)
Preferred dividend requirements of subsidiaries and other	14,971	18,784	(20.3)
Total	464,567	497,200	(6.6)

Income Before Income Taxes	1,594,248	1,424,313	11.9
Income Taxes	544,256	483,357	12.6
Consolidated Net Income	$1,049,992	$940,956	11.6

Earnings Per Average Common Share
Basic	$5.48	$4.77	14.9
Diluted	$5.33	$4.63	15.1

Average Number of Common Shares Outstanding - Basic	191,444,611	197,443,652
Average Number of Common Shares Outstanding - Diluted	197,064,629	203,362,110

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Sept. 30

	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	10,671	11,128	(4.1)	(1.5)
Commercial	7,997	8,111	(1.4)	(0.1)
Governmental	649	637	1.9	2.1
Industrial	10,110	10,120	(0.1)	(0.1)
Total to Ultimate Customers	29,427	29,996	(1.9)	(0.5)
Wholesale	1,431	1,413	1.3
Total Sales	30,858	31,409	(1.8)

Nine Months Ended Sept. 30
	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	26,055	25,905	0.6	1.1
Commercial	20,922	20,708	1.0	1.4
Governmental	1,805	1,749	3.2	3.1
Industrial	29,217	29,256	(0.1)	(0.1)
Total to Ultimate Customers	77,999	77,618	0.5	0.7
Wholesale	4,160	4,479	(7.1)
Total Sales	82,159	82,097	0.1

Sept. 30

	2008	2007	% Change
Electric Customers (End of period):
Residential	2,308,250	2,279,985	1.2
Commercial	328,070	323,831	1.3
Governmental	15,344	14,919	2.8
Industrial	49,199	50,087	(1.8)
Total Ultimate Customers	2,700,863	2,668,822	1.2
Wholesale	29	29	0.0
Total Customers	2,700,892	2,668,851	1.2